SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

        Filed by the registrant                     [X]
        Filed by a party other than the registrant  [ ]
        Check the appropriate box:
        [ ] Preliminary proxy statement
        [X] Definitive proxy statement
        [ ] Definitive additional materials
        [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   Texaco Inc.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    [X]  $125 Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

    (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- - --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- - --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------

    (3) Filing party:

- - --------------------------------------------------------------------------------

    (4) Date filed:

- - --------------------------------------------------------------------------------

- - ---------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                   [LOGO]

                                  Texaco Inc.
                            2000 Westchester Avenue
                             White Plains, NY 10650

                            NOTICE OF ANNUAL MEETING

To Stockholders:


The Annual Meeting of the Stockholders of Texaco Inc. will be held at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, CO 80237 on Tuesday, May 10, 1994, at 10:00 a.m. for the purpose of transacting such business as may properly come before the meeting.


The management intends to present for action at this meeting (1) the election of five directors and (2) the approval of the appointment of auditors for the year 1994. In addition, certain stockholders have notified the company that they intend to present to the meeting proposals regarding classification of the Board of Directors, employment opportunity and executive compensation.

The Board of Directors has fixed March 15, 1994, as the record date for determination of the stockholders entitled to notice of, and to vote at, this meeting. The list of stockholders entitled to vote will be open to the examination of any stockholder at the company's office, 4601 DTC Boulevard, Denver, CO 80237 for ten days prior to May 10, 1994, and will also be available for inspection at the meeting.

To assure your representation at the meeting, please complete, sign and mail promptly the enclosed proxy card which is being solicited on behalf of the management, whether or not you plan to attend the meeting. A return envelope which requires no postage is enclosed for that purpose. ONLY THOSE STOCKHOLDERS OR THEIR PROPERLY IDENTIFIED PROXIES WITH VALID ADMISSION CARDS WILL BE ADMITTED TO THE MEETING. ACCORDINGLY, IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE BOX PROVIDED ON YOUR PROXY CARD SO THAT WE MAY SEND YOU AN ADMISSION CARD.

                                          Carl B. Davidson
                                          Vice President and Secretary

April 4, 1994

PROXY STATEMENT

This proxy statement and accompanying proxy card are first being mailed to stockholders on approximately April 4, 1994. The proxies are being solicited by order of the Board of Directors of Texaco Inc. and all expenses incident thereto will be borne by the company. Proxies may be solicited by mail, telephone, telegram, facsimile, or in person. The company will request persons holding stock in their names for others, or in the names of nominees for others, to obtain voting instructions from the beneficial owner, and the company will reimburse such persons for their reasonable out-of-pocket expenses in obtaining voting instructions. Morrow & Co., Inc. has been retained to assist in soliciting proxies at a fee not to exceed $25,000, plus reasonable out-of-pocket expenses. A copy of the Annual Report for 1993, including audited financial statements, has previously been sent to stockholders. It is not to be regarded as proxy soliciting material.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required for approval of matters presented to the meeting, except for the election of directors, which requires a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Your executed proxy will be voted at the meeting, unless you revoke it at any time before the vote by filing with the Secretary of the company an instrument revoking it, duly executing a proxy card bearing a later date, or appearing at the meeting and voting in person.

Signed, unmarked proxy cards are voted in accordance with managment's recommendations. The number of shares abstaining on each proposal are counted and reported as a separate total. Abstentions are included in the tally of shares represented, but are not included in the determination of the number of votes cast for or against a particular item. Therefore, abstentions have the effect of a vote cast against a particular item. Shares not voted simply as a consequence of brokers voting less than all of their entitlement on non-discretionary items under the provisions of New York Stock Exchange Rule 452 are not included in the tally of the number of shares cast for, against or abstained from any proposal, and will, therefore, have no effect on the outcome of a vote on any item.

It is the policy of the company that all voted proxies and ballots be handled in a manner that protects employee and individual shareholder voting privacy, and no such vote shall be disclosed except: as necessary to meet any legal requirements; in limited circumstances such as a proxy contest in opposition to the Board of Directors; to permit independent Inspectors of Election to tabulate and certify the vote; and to respond to shareholders who have written comments on their proxy cards.

Unless otherwise indicated on any proxy card, the persons named as your proxies in the proxy card intend to vote the shares it represents FOR all the nominees for director, FOR Item 2, and AGAINST Items 3, 4 and 5.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
AND ITS COMMITTEES AND COMPENSATION OF DIRECTORS

The Board of Directors held thirteen meetings in 1993. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and its committees on which the director served, except for Mr. Steere who attended 73%. Employee directors receive no compensation for service on the Board or its committees. Non-employee directors receive an annual retainer of $30,000, and $1,250 for each Board and committee meeting attended. The Chairmen of the Audit Committee and the Compensation Committee receive annual retainers of $7,000. The Chairmen of the Committee of Non-Management Directors and the Nominating, Pension and Public Responsibility Committee receive annual retainers of $5,000. The first $10,000 of the annual retainer and $250 of each meeting fee is paid in Texaco Common Stock. Directors may elect to receive all or any part of the remaining retainers and fees in Texaco Common Stock. Directors may also elect to defer payment of fees, whether in cash, in Common Stock or in restricted units.

Non-employee directors who have neither received nor are eligible to receive a benefit from any retirement, pension or other similar plan of the company and who retire with five or more years of service on the Board are eligible to receive an annual retirement benefit equal to the annual retainer in effect at the time of their retirement. This will be paid to the director or the director's surviving spouse for the number of years which the director served on the Board.

As part of its overall program to promote charitable giving, the company has established a directors' planned gift program funded by life insurance policies on directors. Upon the death of an individual director, the company will donate the one million dollar proceeds from such life insurance policies to one or more qualifying charitable organizations recommended by the individual director. Individual directors derive no financial benefit from this program, since all charitable deductions accrue solely to the company. During 1993, the company paid $637,679 in premiums for these policies.

All of the Committees of the Board, except the Finance and Executive Committees, are composed entirely of non-employee directors.

The Audit Committee was established in 1939. Its members are Mr. Vanderslice (Chairman), Mr. Murphy, Ms. Smith, Dr. Brademas and Admiral Crowe. Two meetings were held in 1993. Depending on the nature of the matters under review, the outside auditors, and such officers and other employees as necessary, attend all or part of meetings of the committee. The committee reviews and evaluates the scope of the audit, accounting policies and reporting practices, internal auditing, internal controls, security procedures and other matters deemed appropriate. The committee also reviews the performance by Arthur Andersen & Co. in their audit of the company's financial statements and evaluates their independence and professional competence.

The Compensation Committee, which met five times in 1993, is composed of Messrs. Beck (Chairman), Butcher, Carpenter, Price and Vanderslice. This committee has the responsibility of reviewing the company's compensation structure. To this end, along with other studies, the committee surveys and reviews compensation practices in industry to make certain that the company remains competitive and able to recruit and retain highly qualified personnel and that the company's compensation structure incorporates programs which reflect the company's performance and contribute to the achievement of the company's objectives.

The Finance Committee consists of Messrs. DeCrane (Chairman), Beck, Butcher, Carpenter, Kinnear, Price and Wrigley. The committee met five times in 1993 to review and to make recommendations to the Board concerning the company's financial strategies, policies and structure.

The Nominating Committee, consisting of Messrs. Butcher (Chairman), Beck, Murphy, Vanderslice and Wrigley, met five times in 1993. This committee reviews the size and composition of the Board of Directors, reviews qualifications of possible candidates for Board membership and recommends candidates to the Board as nominees for election as directors. Candidates are selected on the basis of the contributions such individuals can make in providing advice and guidance to management. The Board is committed to a membership composed of outstanding persons irrespective of gender or race. The criteria for director candidates, which were developed in consultation with individual and institutional holders and published by the company to its stockholders, continue to be the guidelines for the committee. The Nominating Committee also will consider proposals for nomination from stockholders of record which are made in writing to the Secretary, are timely, contain sufficient background information concerning the nominee to enable a proper judgment to be made as to his or her qualifications and include a written consent of the proposed nominee to stand for election if nominated and to serve if elected. The requirements for making nominations are set forth in the company's by-laws.

The Committee of Non-Management Directors held five meetings in 1993. The committee, of which Mr. Murphy is Chairman, is composed of all of the non-employee directors and is responsible for interpreting, administering and reviewing the Compensation Committee's recommendations for awards made under company incentive plans, as well as for reviewing the company's organization, personnel development and key management replacement programs.

The Pension Committee met three times in 1993. The members are Messrs. Wrigley (Chairman), Murphy, Price and Steere. The committee approves investment policy and guidelines, reviews investment performance, and appoints and retains trustees, insurance carriers and investment managers for the company's retirement plans.

The Public Responsibility Committee met three times in 1993. The members are Dr. Brademas (Chairman), Admiral Crowe, Dr. Jenifer, Mr. Kinnear, Ms. Smith and Mr. Steere. The committee reviews and makes recommendations regarding the policies and procedures affecting the company's role as a responsible corporate citizen, including those related to corporate governance, equal employment opportunity, health, environmental and safety matters, the company's relationships with its several constituencies and the company's philanthropic programs.

The Board of Directors also has an Executive Committee, which may exercise all of the powers of the Board in the management and direction of the business and affairs of the company, except those which by statute are reserved to the Board of Directors. This committee, consisting of Messrs. DeCrane (Chairman), Butcher, Carpenter, Kinnear, Krowe, Murphy and Vanderslice, met once in 1993.

VOTING SECURITIES

Excluding 15,127,539 shares of the company's common stock, par value $6.25 per share ("Common Stock") held in the company's treasury, there were outstanding, at March 15, 1994, the following series of voting securities: 259,165,878 shares of Common Stock, 801,012.65 shares of Series B ESOP Convertible Preferred Stock ("Series B Preferred Stock") and 65,641.81 shares of Series F ESOP Convertible Preferred Stock ("Series F Preferred Stock"). Each outstanding share of Common Stock is entitled to one vote, each outstanding share of Series B Preferred Stock is entitled to 12.9 votes and each outstanding share of Series F Preferred Stock is entitled to ten votes, on all matters properly brought before the meeting. All the shares of the Series B and Series F Preferred Stock are voted by State Street Bank and Trust Company ("State Street"), 225 Franklin Street, Boston, Massachusetts 02104-1389, the independent trustee of the company's Employee Stock Ownership Plans. State Street filed a Schedule 13G disclosing that as of December 31, 1993 it had voting and dispositive power over 15,229,461 shares, or approximately 5.6% of the company's outstanding voting securities, as trustee of the foregoing plans (as well as various collective investment funds and personal trust accounts). Under the terms of these plans, State Street is required to vote shares attributable to any participant in accordance with confidential instructions received from the participant and to vote all shares for which it shall not have received instructions in the same ratio as the shares with respect to which instructions were received.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth, as of January 1, 1994, information with respect to the company's voting securities beneficially owned by directors, executive officers included in the "Summary Compensation Table" and all directors and executive officers of the company as a group. The total beneficial ownership of all directors and executive officers as a group represented less than 1% of each class of shares outstanding.

                                                         NUMBER OF SHARES
                                                   ----------------------------
                                                                      SERIES B
NAMES OF BENEFICIAL OWNERS                          COMMON STOCK     PREFERRED
- - -----------------------------------------------    ---------------  -----------
Robert A. Beck.................................          1,852        --
Peter I. Bijur.................................         23,079            84
John Brademas..................................            869        --
Willard C. Butcher.............................          1,415(1)     --
Edmund M. Carpenter............................            753        --
William J. Crowe, Jr...........................            800        --
Alfred C. DeCrane, Jr..........................        113,307           204
James L. Dunlap................................         49,778            94
Franklyn G. Jenifer............................            133        --
James W. Kinnear...............................         74,975           201
Allen J. Krowe.................................         35,950           162
Thomas S. Murphy...............................         15,740        --
Charles H. Price, II...........................          1,266        --
Robin B. Smith.................................            644        --
William C. Steere, Jr..........................          1,137        --
Thomas A. Vanderslice..........................         10,681        --
William Wrigley................................         27,060(2)     --
Elton G. Yates.................................         43,566           124
Directors and Executive Officers as a group....        719,101         2,371


- - ---------------

(1) Does not include 21 shares held by Mr. Butcher's wife as custodian for their minor son, as to which Mr. Butcher disclaims beneficial interest.

(2) Does not include 124,796 shares owned of record by Wm. Wrigley Jr. Company, of which Mr. Wrigley is among the officers authorized to vote the shares owned by that company, or 1,000 shares held in a trust, of which Mr. Wrigley is the trustee, for the benefit of his son. Mr. Wrigley disclaims any beneficial interest in such shares.

OTHER RELATIONSHIPS

Tugboat and barge services provided to Texaco in 1993 by Wilmington Transportation Company totaled $81,504, which is less than 5% of that company's total revenue. Mr. Wrigley is controlling stockholder, Chairman of the Board and Chief Executive Officer of Santa Catalina Island Company, of which Wilmington Transportation Company is a wholly-owned subsidiary. The company paid General Signal Corporation, of which Mr. Carpenter is Chairman and Chief Executive Officer, $83,832 for products. Payments of $1,398,222 for advertising were made to broadcasting entities and publications owned by Capital Cities/ABC, Inc., of which Mr. Murphy is Chairman and Chief Executive Officer.

These transactions were effected in the ordinary course of business on terms at least as favorable to the company as those obtainable in similar transactions with unaffiliated parties.

ITEM 1--ELECTION OF DIRECTORS

The Board is divided into three classes of directors. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three-year term.

In accordance with the company's Restated Certificate of Incorporation and by-laws, the Board of Directors by resolution fixed the total number of directors at 15 until the 1994 Annual Meeting, at which time it shall revert to 14 upon the retirement from the Board of Mr. Kinnear. Admiral Crowe has been nominated by President Clinton to serve as Ambassador to Great Britain and Northern Ireland. He has advised the Board of his intention to resign from the Board, if his nomination is confirmed. The Board has taken action which will reduce the number of directors by one upon his resignation.

The five persons designated by the Board as nominees for election as directors at the Annual Meeting for three-year terms expiring in 1997 are Dr. Jenifer and Messrs. Beck, Butcher, Carpenter, and Vanderslice. All of the nominees are currently directors and, except for Dr. Jenifer, were previously elected by the stockholders.

The company has no reason to believe that any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee should become unavailable for any reason, proxies may be voted for another person nominated by the present Board of Directors to fill the vacancy, or the size of the Board may be reduced. Following is certain biographical information concerning the nominees, as well as those directors whose terms of office are continuing after the meeting.

                    NOMINEES FOR THREE-YEAR TERM EXPIRING AT THE 1997 ANNUAL MEETING.

  [PHOTO]           ROBERT A. BECK, 68, Chairman Emeritus since 1987 and former Chairman of the Board and
                    Chief Executive Officer of The Prudential Insurance Company of America, has been a director since 1984. He joined Prudential in 1951, was elected President in 1974, and
                    Chairman and Chief Executive Officer in 1978. He is a director of The Prudential Insurance
                    Company of America, Campbell Soup Co., Xerox Corporation and The Boeing Company, and is a
                    Trustee of Syracuse University.

  [PHOTO]           WILLARD C. BUTCHER, 67, former Chairman of the Board and Chief Executive Officer of the
                    Chase Manhattan Bank, N.A., has been a director since 1981. He is a Trustee Emeritus of the American Enterprise Institute for Public Policy Research, and a Fellow Emeritus of
                    Brown University, and is a member of The Business Council, a member of the Advisory
                    Committee of Daimler-Benz of North America, Vice Chairman of the Board of Lincoln Center
                    for the Performing Arts, Inc. as well as a trustee of the Business Committee for the Arts,
                    Inc. He is also a director of ASARCO Incorporated, Celgene Corporation, International
                    Paper Company and Olympia & York Companies (U.S.A.).

  [PHOTO]           EDMUND M. CARPENTER, 52, Chairman and Chief Executive Officer of General Signal
                    Corporation since 1988, was elected a director in 1991. Prior to serving with General
                    Signal, Mr. Carpenter was President, Chief Operating Officer, and a director of ITT
                    Corporation. He is a director of Campbell Soup Company, Dana Corporation and Electroglas,
                    Inc.

  [PHOTO]           FRANKLYN G. JENIFER, 54, President of Howard University, became a Director on November 1,
                    1993. Prior to becoming Howard's 14th president in April 1990, Dr. Jenifer served as chancellor of the Massachusetts Board of Regents of Higher Education, and from 1979 to
                    1986, as vice chancellor of the New Jersey Department of Higher Education, following an academic career as a professor of biology. He is a director of the American Council on
                    Education; Chesapeake & Potomac Telephone Company; the Council for Aid to Education; the
                    Corporation of Woods Hole Oceanographic Institution; the Public Broadcasting Service and
                    the Massachusetts Higher Education Assistance Corporation. He is also chairman of the
                    American Association for the Advancement of Science's National Council for Science and
                    Technology Education and a Washington trustee of the Federal City Council.

  [PHOTO]           THOMAS A. VANDERSLICE, 62, Chairman of the Board and Chairman of the Executive Committee
                    of M/A-COM, Inc., has been a director since 1980. He was formerly Chairman and Chief
                    Executive Officer of Apollo Computer, Inc., President and Chief Operating Officer of GTE
                    Corporation, and an officer of General Electric Company. He is a member of the Board of
                    Trustees of Boston College, and a trustee of the Committee for Economic Development; a member of the National Academy of Engineering, the American Chemical Society, and the
                    American Institute of Physics.

                    DIRECTORS CONTINUING IN OFFICE UNTIL THE 1995 ANNUAL MEETING.

  [PHOTO]           JOHN BRADEMAS, 67, President Emeritus of New York University, became a director in 1989.
                    He served eleven terms in Congress as a Representative from Indiana, the last two as
                    Majority Whip. He is a graduate of Harvard and Oxford Universities, where he was a Rhodes
                    Scholar. He is a director of Loews Corporation, Scholastic, Inc., and NYNEX Corporation,
                    and is active in numerous academic and philanthropic organizations.

  [PHOTO]           ALFRED C. DECRANE, JR., 62, Chairman of the Board and Chief Executive Officer of Texaco
                    Inc., has had 35 years of service with the company and has been a director since 1977. Mr.
                    DeCrane assumed the position of Chief Executive Officer in 1993, and has served as
                    Chairman of the Board since January 1, 1987. Prior to that he had been President since
                    March 1, 1983, and before then, an Executive Vice President and Senior Vice President and
                    General Counsel. He is a trustee of the Committee for Economic Development and The
                    Conference Board, a director of CIGNA Corporation, Dean Witter, Discover & Co., and the
                    American Petroleum Institute, and a member of the Board of Trustees of the University of
                    Notre Dame and of the United Way of Tri-State.

  [PHOTO]           THOMAS S. MURPHY, 68, is Chairman of the Board and Chief Executive Officer of Capital
                    Cities/ABC, Inc., which operates the ABC Television Network and eight affiliated television stations, radio networks and radio stations; provides programming for cable television; is partnered with international broadcasters in program production and distribution ventures as well as broadcast and cable television services overseas and publishes daily and weekly newspapers and trade publications. He has been a director since
                    1977. He is Chairman of the New York University Medical Center Board, a member of the
                    Board of Overseers of Harvard College and a director of Johnson & Johnson and IBM
                    Corporation.

  [PHOTO]           CHARLES H. PRICE, II, 63, Chairman, Mercantile Bank of Kansas City and former United
                    States Ambassador to the United Kingdom (1983-1989) and Belgium (1981-1983), became a director in 1989. He is a director of the Mercantile Bancorporation, Inc., Sprint
                    Corporation, The New York Times Company, Hanson PLC and British Airways PLC. Prior to
                    service as a United States Ambassador, he had been Chairman of the Board of the Price
                    Candy Company, American Bancorporation and American Bank and Trust Company.

                    DIRECTORS CONTINUING IN OFFICE UNTIL THE 1996 ANNUAL MEETING.

 [PHOTO]            ADMIRAL WILLIAM J. CROWE, JR., 69, retired Chairman of the Joint Chiefs of Staff, became a director in 1989, after a distinguished career as a U.S. naval officer. He serves as a director of Merrill Lynch, & Co., Inc., Pfizer, Inc., Norfolk and Southern Corp. and
                    General Dynamics Corporation, and is a Professor of Geopolitics at Oklahoma University and
                    Chairman of the President's Foreign Intelligence Advisory Board.

 [PHOTO]            ALLEN J. KROWE, 61, Vice Chairman of the Board and Chief Financial Officer of Texaco Inc.,
                    was elected a director on April 1, 1993. He joined Texaco in 1988 as Senior Vice President and Chief Financial Officer, after having served as Executive Vice President and a director of IBM Corporation. Mr. Krowe is a director of PPG Industries, Inc., IBJ Schroder
                    Bank & Trust Company and the University of Maryland Foundation.

 [PHOTO]            ROBIN B. SMITH, 54, President of Publishers Clearing House since 1981 and also Chief
                    Executive Officer since 1988, was elected a director in 1992. Prior to joining Publishers
                    Clearing House, Ms. Smith served with Doubleday & Co., Inc., as President and General
                    Manager of its Dell Publishing subsidiary. During her 16-year career with Doubleday, she served in positions of increasing responsibility, including Director of Marketing for the
                    Book Clubs Division and Corporate Vice President, President and General Manager of the
                    Book Clubs Division. She is a director of Springs Industries Inc., Huffy Corporation,
                    Omnicom Group, Inc., and several Prudential mutual funds, and is a member of the Visiting
                    Committee of the Harvard Board of Overseers to the Harvard Business School.

  [PHOTO]           WILLIAM C. STEERE, JR., 57, Chairman and Chief Executive Officer of Pfizer, Inc., was
                    elected a director in 1992. Mr. Steere began his career with Pfizer, a diversified health care company with global operations, and assumed positions of increasing responsibility, including President of Pfizer Pharmaceutical Group and President and Chief Executive
                    Officer, before elevation to his present position in 1992. He is a director of the Federal
                    Reserve Bank of New York, the New York Botanical Garden, Minerals Technology, Inc.,
                    WNET-Thirteen, the Business Council, the Business Roundtable and the New York University
                    Medical Center. He is also chairman of the Board of Directors of the Pharmaceutical
                    Manufacturers Association.

  [PHOTO]           WILLIAM WRIGLEY, 61, President, Chief Executive Officer and a director of Wm. Wrigley Jr.
                    Company, has been a director since 1974. He is Chairman of the Board and Chief Executive
                    Officer, a Member of the Executive Committee and director of Santa Catalina Island
                    Company; a director of American Home Products Corporation, Boulevard Bancorp, Wrigley
                    Memorial Garden Foundation and Grocery Manufacturers of America, Inc. He also serves as a
                    Trustee of the University of Southern California and is a Benefactor and Life Member of
                    the Santa Catalina Island Conservancy.

ITEM 2--APPROVAL OF AUDITORS

The following resolution concerning the appointment of independent auditors will be offered at the meeting:

     "RESOLVED, that the appointment by the Board of Directors of the company of Arthur Andersen & Co. to audit the accounts of the company and its subsidiaries for the fiscal year 1994 is hereby ratified and approved."

Arthur Andersen & Co. have been auditing the accounts of the company and its subsidiaries for many years. In recommending the approval by the stockholders of the appointment of that firm, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm's professional competence and standing.

Representatives of Arthur Andersen & Co. will be present at the meeting with the opportunity to make a statement and to respond to appropriate questions.

ITEM 3--STOCKHOLDER PROPOSAL RELATING TO CLASSIFICATION OF THE BOARD OF
DIRECTORS

This stockholder proposal was submitted by the St. Catharine Literary Society, St. Catharine, KY 40061, beneficial owners of 4,800 shares, and is quoted directly from their submission.

RESOLVED: That the stockholders of Texaco request that the Board of Directors take the steps necessary to declassify the elections of Directors by providing that at future Board elections new directors be elected annually and not by classes as is now provided. The declassification shall be phased in in a manner that does not affect the unexpired terms of Directors previously elected.

Supporting Statement

This resolution requests that the Board end the staggered Board system in place at Texaco and instead have all our Directors elected annually. Presently Texaco has 3 classes of Directors and 1/3 of our Board is elected each year and each Director now serves a 3 year term.

Increasingly, institutional investors are calling for the end of this system of staggered voting. They believe it makes a Board less accountable to shareholders when directors do not stand for annual election. Significant institutional investors such as the Public Employees Retirement System of the State of California, New York City pension funds, New York State pension funds and many others have been supporting this position. As a result shareholder resolutions to end this staggered system of voting have been receiving increasingly large votes and numerous companies have demonstrated leadership by changing practice. Among them Westinghouse, Chemical Bank, Commonwealth Edison of Chicago, the Equitable companies.

We believe this is a practice in which corporations seeking to be accountable to their investors are putting into place. Studies by the Chief Economist of the SEC have shown that adoption of a classified Board tends to depress a company's stock price and may be contrary to shareholder interests.

The election of corporate directors is the primary avenue for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are disturbed by our Company's current system of electing only one-third of the board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

Most alarming is that the staggered Board can help insulate directors and senior executives from the consequences of poor performance by denying shareholders the opportunity to replace an entire Board which is pursuing failed policies.

In addition socially concerned investors also have reason to support this reform.

For example Church investors have expressed concerns about Texaco's environmental accountability. In addition we are deeply disturbed by reports of discrimination against individual female and minority employees and a number of court suits charging discrimination.

An internal survey by Texaco discovered that 1/3 of employees and were fearful of publicly sharing opinions within the company.

These types of issues cry out for Board attention. To hold the Board accountable on financial and/or social performance we believe the staggered Board system should be ended at Texaco.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING
REASONS:

The company's practice of having a classified Board was approved overwhelmingly by stockholders by a vote of 86.4% and instituted in 1984, as part of a carefully crafted structure designed to help Texaco carry out its long term business strategy successfully.

A classified Board offers a number of advantages to a corporation, especially one like Texaco that must plan effectively over the long term. The company's Board structure helps assure stability, since a majority of the directors at any one time will have prior experience as directors of the company, and helps the company to attract and retain highly qualified individuals willing to commit the time and dedication necessary to understand the company, its operations and its competitive environment.

The classified Board also provides an effective balance between desirable continuity and the need for accountability. Directors on the company's classified Board can best properly represent the interests of all stockholders. For example, this structure can give the Board needed time to evaluate any proposal to acquire the company, study alternative proposals, and help ensure that the best price will be obtained in any transaction involving the company. A classified Board also encourages persons seeking to acquire control of the company to initiate such an acquisition through arm's length negotiations with the Board, which would then be in a position to negotiate a transaction that is fair to all stockholders.

Leading institutional investors, including the Teachers Insurance and Annuity Association-College Retirement Equities Fund, have concluded that a classified Board is in full accordance with the principles of good corporate governance, and have recognized and supported the right of a Board to organize its functions and its business in the manner it deems most efficient.

There is no evidence to support the implication by the proponents of this proposal that directors elected for a three-year term are less accountable to shareholders; accountability being a function of selection of responsible, experienced and respected individuals and not whether they serve one or three year terms. Nor is there evidence that the company's classified Board has depressed the company's stock price. Quite to the contrary, Texaco and its stock price have performed solidly and competitively since adoption of the classified Board.

Texaco has been a consistent leader in the field of corporate governance. The company has taken many early initiatives in this area, including the following:
(i) maintaining a majority of non-management directors (now 13 out of 15), (ii) maintaining audit, nominating and compensation committees composed solely of non-management directors, and (iii) adopting by-laws that provide for shareholder nomination of candidates for director. In recognition of this leadership role, the California Public Employees Retirement System honored Texaco's Chief Executive Officer in 1992 with its Excellence in Corporate Governance Award.

The Board continues to believe that a classified Board is appropriate and prudent in protecting the interests of all of Texaco's stockholders. As demonstrated by Texaco's strong performance record, the continuity and quality of leadership that results from a classified Board provides the proper environment in which to foster the creation of long-term value for stockholders. The stockholders strongly agreed with this position when originally asked to vote on the issue in 1984, and nothing has led the Board to conclude that the reasons advanced to support that approach then do not continue to be valid.

THE BOARD OF DIRECTORS, FOR THESE REASONS, RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM 4--STOCKHOLDER PROPOSAL RELATING TO EMPLOYMENT OPPORTUNITY

This stockholder proposal was submitted by the Sisters of Charity of St. Vincent de Paul of New York, Mount St. Vincent-on-Hudson, 6301 Riverdale Ave., Bronx, N.Y. 10471, beneficial owners of 4,600 shares, and is quoted directly from their submission.

We believe there is a strong need for corporate commitment to equal employment opportunity. We also believe a clear policy opposing all forms of discrimination is a sign of a socially responsible corporation. Since a substandard Equal Employment Opportunity record leaves a company open to expensive legal action, poor employee morale and even the loss of certain business, it is in the company's and shareholder's interests to have a strong record and adequate information available on our equal employment record.

We share the concerns of the 1991 United States Congressional Civil Rights and Glass Ceiling Acts that "...additional remedies under Federal law are needed to deter harassment and intentional discrimination in the workplace...women and minorities remain underrepresented in management and decision making positions in business." We support the statement, "We continue to find that if the CEO is committed to ensuring diversity, it can happen." as published in the U.S. Labor Department's report "Pipelines of Progress."

We believe issues related to Equal Employment Opportunity and Affirmative Action are important to shareholder value. Our goal is to encourage our Board of Directors and Chief Executive Officer to improve our corporation's Equal Employment record and that of their industry.

As a major employer we are in a position to take the lead in ensuring that women and minority employees receive fair employment opportunities and promotions we believe the review required in this resolution keeps the issue high on management's agenda and reaffirms our public commitment to Equal Employment Opportunity and programs responsive to the concerns of women and minorities.

We believe Texaco's must improve its record with regard to discrimination lawsuits. The U.S. Department of Labor lists five cases.

In a Texaco employee survey in 1992 suprisingly 1/3 of employees said "...they are not comfortable with expressing their opinions" and 40% said workers are not recognized for their efforts. Texaco must also improve its equal employment opportunities for higher level employees. According to Texaco's 1992 statistics 80% of the highest paid positions were white males employees.

RESOLVED: The shareholders request the Board to initiate a review of Texaco's policies and practices related to equal employment opportunity and affirmative action and recommend constructive changes. The Public Responsibility Committee shall oversee this review and make a summary report available to shareholders by September, 1994. This report shall be prepared at reasonable cost and may exclude confidential information. This review shall focus on the following areas,

1. Affirmative action/equal employment and implementation plans.

2. If our company's hiring and performance evaluation/grading processes ensure non-discriminatory, comparable rewards for all employees and how they can be improved.

3. Analysis of efforts to attain realistic minority representation at the middle, upper middle and executive levels of managerial employees and plans for improvement.

4. Analysis of the number of companies and lawsuits brought by minority and female employees, the company's potential financial liability, and whether Texaco needs to take steps to deal with these issues more creatively before they become matters for legal action.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING
REASONS:

Texaco is in full agreement that a strong commitment to equal employment opportunity is the responsibility of any company. It is Texaco's firm corporate policy to treat every employee with respect and dignity, and to provide each employee with the opportunity to develop and advance to the utmost of his or her abilities. Company policy also stresses the importance of open and honest communication among all employees. Texaco is proud of the progress it has made in recent years in building a valued, diverse workforce with richly varied backgrounds, and is fully committed to continuing to improve.

Proponents of this resolution are asking for a review of the company's equal opportunity plans, implementation and performance. The Board agrees that close monitoring and evaluation of our performance is an important element in ensuring that advancement continues in this area. However, Texaco already conducts numerous reviews, analyses and employee surveys, including a recently completed diversity assessment survey. These are all designed to help the company better understand its work environment, and further a culture that promotes an all-inclusive workforce and creative energy from all its employees.

Texaco also ensures that the company's commitment to equal opportunity is communicated clearly to employees. That is accomplished through such means as the statement of policy issued by the Chief Executive Officer, the company's Human Resources Guidelines, the Equal Opportunity brochure and the statement of Texaco's Vision and Values which has been distributed to all employees and is the basic statement of the company's regard for each individual.

Implementation of the company's policy goes well beyond communications. It includes:

. Human Resources Committees that monitor closely the development within the company of minorities and women;

. Forty different Affirmative Action plans;

. Increased emphasis on equal employment/affirmative action training for managers and supervisors;

. A Job Posting Program, which provides interested employees with the information they need in order to take advantage of opportunities within the company;

. Establishment of relationships with a variety of organizations representing minority groups, in order to help the company continuously improve its equal employment efforts;

. Establishment of an Employee Problem Resolution Procedure, designed to provide employees with the opportunity to raise and fairly resolve workplace disputes without litigation (which Procedure already addresses the Proponent's request for steps to deal creatively with internal problems without litigation); and

. The Texaco Foundation, which has reached out through its contributions program to assist programs and efforts that help the career development of women and minorities.

All of these and other equal employment opportunity programs and practices, and their implementation, are regularly reviewed by the Public Responsibility Committee of the Board.

The company's commitment to equal opportunity, and programs implementing that commitment, have borne positive results. A comparison of the consolidated data filed annually with the Equal Employment Opportunity Commission (EEOC) for the period ending September 30, 1993 with the data from 1988 shows:

. A 15% increase in the percentage of minorities in the full-time U.S.
  workforce;

. A 26% increase in the percentage of women in the full-time U.S. workforce; and

. A 60% increase in the percentage of women and a 34% increase in the percentage of minorities in the top EEOC job category, Officials and Managers.

An extensive article in the March 29, 1994 edition of The Wall Street Journal dealing with Women in Management lists the number and percentage of women managers at the 200 largest companies in 1992. Among the 12 oil and gas companies listed, Texaco ranked third in the number of women as a percentage of all managers, having achieved a 300% increase in the ten-year period since 1982. Additional progress has been made since then.

It is noteworthy that this progress has occurred amidst a major downsizing of the company's 24,000 employee U.S. workforce. With a large workforce, in a difficult period, Texaco actually received very few complaints or lawsuits related to claims of discrimination or unfair treatment--contrary to the proponents' implication that five lawsuits is an extreme number. Litigation can, it should be pointed out, be a necessary defense of shareholder value if the company believes strongly that a claim is unjust. The results of the few instances where litigation was deemed appropriate support this.

Finally, the additional report requested by the proponents would be duplicative of a report already published by Texaco that was responsive to a similar resolution by proponents last year. This report, Texaco: Equal
Opportunity--Taking Affirmative Action at Work and in the Community, which the company intends to update periodically, is available upon request as stated in the company's Annual Report to Stockholders.

Because of Texaco's existing equal opportunity policies and programs, its efforts to continuously improve those programs, its Texaco: Equal Opportunity report and other publications, the fact that the company already files detailed reports with the appropriate government agencies and that it closely monitors its efforts internally, the Board believes that additional reports would be duplicative and not serve a useful purpose.

THE BOARD OF DIRECTORS, FOR THESE REASONS, RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM 5 - STOCKHOLDER PROPOSAL RELATING TO EXECUTIVE COMPENSATION

This stockholder proposal was submitted by the Province of the Most Holy Name of Jesus of the Order of Friars Minor in the USA (the Franciscans), 100 Arch Street, P.O. Box 227 Boston, MA 02107-2278, beneficial owners of 9,500 shares, and is quoted directly from their submission.

WHEREAS: We believe financial, social and environmental criteria should all be taken into account in fixing compensation packages for corporate officers. Public scrutiny on compensation is reaching a new intensity--not just for the Chief Executive Officer, but for all executives. Concerns expressed include the following:

     Too often top executives receive considerable increases in compensation packages, even when corporate financial performance is poor and stockholders watch dividends slip and stock prices drop.

     Executive compensation, even when it decreases in a bad year, is usually not proportional to a year's poor financial returns and the financial burden borne by stockholders. Professor Graef Crystal, a national authority on executive compensation, argues that CEOs, get paid "hugely in good years," and "if not hugely, then merely wonderfully in bad years."

     When top officers' compensation packages are compared to those of the lowest paid employees, Professor Crystal notes many U.S. CEOs make 160 times more than the average employee. In other countries the difference can be as low as one tenth that amount. Other executive pay differentials need similar scrutiny.

     The relationship between compensation and the social and environmental impact of a company's decisions is an important question. For instance, should top officers' pay for a given year be reduced if the company is found guilty of systemic sexual harassment or race discrimination or poor environmental performance, especially if it results in costly fines or expensive protracted litigation? Should responsible officers pay be on a business-as-usual scale in the year of a major environmental accident? Should compensation for Texaco's CEO reflect the company's record of oil spills and illegal discharges that incur large fines or pollute groundwater or seepage that threatens drinking water supplies?

We believe that these questions deserve the careful scrutiny of our Board and its Compensation Committee.

RESOLVED: Shareholders request that the Board institute an Executive Compensation Review, and prepare a report available to shareholders by October 1994 with the results of the Review and recommended changes in practice. The review shall cover pay, benefits, perks, stock options and special arrangements in the compensation packages for all the company's top officers.

                              Supporting Statement

We recommend that the Board study and report on the following in its review:

1. Ways to link executive compensation more closely to financial performance with proposed criteria and formulae.

2. Ways to link compensation to environmental and social corporate performance (e.g. lower base pay with incentives given for meeting or surpassing certain environmental and social standards).

3. Ways to link financial viability of the company to long-term environmental and social sustainability (e.g. linkages that avoid short-range thinking, and instead encourage long-range planning).

4. A description of social and environmental criteria to take into account (e.g. environmental law suits, settlements, penalties, violations, results of internal or independent environment audits).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING
REASONS:

This identical proposal was considered at last year's Annual Meeting and was rejected by more than 91% of the stockholders voting on it. Since that time, the Securities and Exchange Commission, and the U.S. Congress in the Omnibus Budget Reconciliation Act of 1993, have both provided guidance as to the type and extent of executive compensation information for companies as is reflected in this Proxy Statement.

The company's performance-related compensation program, a leader in its industry, was crafted by the Compensation Committee in 1988 with the help of a nationally-known and experienced compensation consulting firm. The program is described in the Compensation Committee Report beginning on the following page.

At the request of the Committee, the program was reviewed in depth in 1992 by another independent expert and found to be effective in reflecting performance and shareholder value. This, too, is described in the Compensation Committee Report.

The compensation program consists of base compensation, variable elements which are tied to short-term performance, and separate elements which relate to long-term performance with specific focus on the building of shareholder value. Precise criteria to measure elements of operating and financial performance against the company's plans, as well as against competition, are built into the program.

In light of the information which is already being provided and the reviews and analyses which have been made, this proposal asks the Board to do what is already being done:

. Executive compensation is in fact linked very closely to financial performance based on criteria and formulae selected by the Board of Directors to motivate performance which it believes will best serve the stockholders' interest.

. Compensation is linked to environmental and social corporate performance in several ways. Most importantly, the company's strong commitment to the environment, health and safety is a core value of the company--beyond being good policy and good business. To help meet this commitment, Texaco spent some $775 million in 1993 alone on environmental programs.

. Upholding the company's responsibility to the environment and to the communities in which it works is as central to its operations, and rated as highly as other facets of its business. Because it is so integral, a positive environmental record is important to the company's overall performance and financial results--and thus directly impacts the levels of the bonus pool and individual bonus awards.

. The integrated impact of environmental performance on compensation affects long-term compensation elements as well. Long-term compensation is based on share value and dividends, which can be affected positively or negatively by the company's environmental preformance.

. Company performance in all areas of operation is of significant interest to the Board of Directors. In this regard, the Board has established a Public Responsibility Committee whose charter includes the monitoring of policies, procedures and performance in areas like equal opportunity, health, environment and safety. The Committee receives reports on performance in these areas and provides the Board and Management with its assessments and expectations. The Committee, and the Board, are committed to full dialogue with regard to the company's performance in these and other areas. Open communication regarding the company's performance, the Committee believes, can only help Texaco's results and enhance shareholder value.

. Texaco is an Equal Opportunity Employer and its units have 40 separate
  Affirmative Action plans in effect throughout the United States. Performance is reported periodically to appropriate government agencies as required by law.

We believe the company's commitment to a performance-based compensation system, as well as the incorporation of adherence to its Corporate Conduct Guidelines and its Visions and Values statement in the evaluation process for individual annual performance ratings, meet the concerns raised in support of this proposal. Accordingly, the cost and effort of yet another report on these matters, which would overlap the current widely circulated Environment, Health and Safety Review and the Compensation Committee Report, do not appear to us to be warranted.

THE BOARD OF DIRECTORS, FOR THESE REASONS, RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee is responsible for establishing and administering the compensation policies applicable to the company's officers and senior personnel.

In 1988 the Committee commissioned an independent outside consulting firm to undertake a comprehensive review of Texaco's total executive compensation program. At that time, the company was engaged in a major program of asset and operational restructuring in order to repay debt, improve productivity and increase stockholder value, all with the objective of regaining its position as a fully competitive challenger in the international petroleum industry. Management had advised the Committee of its desire to have the compensation package more directly tied to corporate performance, including earnings, return on shareholders' equity, return on capital employed and total shareholder return. This compensation review, and the compensation program which resulted from it, were designed to produce a performance-oriented result and have, in fact, done so each year since then.

As part of the compensation program, each year the company and the Committee test Texaco's performance since its restructuring (one of the earliest in industry) against the results of its competitors. That comparison is reflected in the graphs on page 23.

The company's management pay structure and award opportunities are targeted to be competitive in the mid-range with a mixed group of twenty oil and non-oil companies. The comparable companies were selected based on size, complexity and operational challenge in relation to Texaco. All of the comparable companies, except for the U.S. subsidiary of one foreign based oil company, are included in the S&P 500 Index and four of these companies are also included in the S&P 500 Integrated International Oil Index, both of which are used in the comparison graphs on page 23.

The compensation program is composed of three elements: salary at a competitive level to attract and retain the highest caliber of employees; performance bonus; and long-term stock-based incentives. The bonus is performance-based, and the long-term awards are tied to stock price performance and total shareholder return. This mix of compensation elements places more of total compensation at risk and emphasizes performance. Both the bonus and stock elements of the plan were presented to and approved by stockholder vote in 1989, and the stock-based incentives were approved by the stockholders again in 1993.

As a person's level of responsibility in the company increases, a greater portion of potential total compensation opportunity is shifted from salary to performance incentives and to greater reliance on the value of the company's Common Stock, through stock-based awards. This increasingly aligns the long-term interests of these managers with the interests of stockholders. The total of salary and bonus is intended to provide cash compensation which is to be competitive in a mid-range when performance meets goals.

The overall salary range structure including midpoints and progression between grade levels is maintained at a mid-range competitive level to attract and retain the highest caliber of employees. Individual salary rates are based on the salary range for the position as well as the length of service in grade and the quality of performance in that position.


The performance-based bonus program is funded only if earnings generate sufficient funds to establish an Incentive Bonus Reserve. This reserve is an amount equal to not more than 1% of the consolidated net income of the company up to 6% of the company's return on equity, plus 3% of the consolidated net income of the company in excess of 6% of the company's return on equity. Competitive target bonus opportunities are established for each position grade level. The level of each plan participant's bonus is based on achievement for that year of corporate and/or divisional objectives established each year by the Committee which the Committee believes underpin stockholder value and which support the strategic goals of the company. These corporate and divisional objectives include: performance versus
                                       17
nine companies in the integrated oil industry which are also included in the twenty company peer group; performance versus the annual plan of operating and financial objectives approved each year by the Board of Directors; and performance versus the prior year's results. For those below the more senior levels there is also a subjective element in the bonus formula under which participants are rated with respect to initiative, managerial ability, overall contribution to corporate and/or unit performance, fostering the company's Vision and Values and compliance with the Corporate Conduct Guidelines.

The long-term incentive program consists of stock options and performance restricted shares (which do not vest unless goals targeted to the performance of the company's competitors are met), emphasizes total return to stockholders, motivates stock ownership by the management by requiring that vested benefits be received in stock and not cash, and encourages retention and continuity of management. The company has no obligatory levels for equity holdings by management personnel, but, long-term incentive awards are designed and administered to encourage share ownership and have done so. The values of the packages of long-term incentive awards comprised of performance shares and options at each grade level are established by the Committee and are intended to be fully competitive with the programs offered by the twenty companies in the comparable group.

The compensation of the Chief Executive Officer and any other officer/director is established by the Committee, and reviewed with and approved by the Committee of Non-Management Directors--which consists of all the outside directors and is chaired by one of them. The compensation for Mr. DeCrane for 1993 was determined by the Compensation Committee in the same general manner as for other members of the management team. Upon assuming the responsibilities of Chairman and Chief Executive Officer on April 1, 1993, his annual salary was increased by an amount within the established guidelines for combined merit/promotion compensation actions at all salary levels of the company. Reference was also made to the salary rate of Chief Executive Officers of the twenty comparable companies and his salary was at the mid-range of that group. Mr. DeCrane's bonus for 1993 was determined solely by the performance of the company with respect to the established Incentive Bonus Plan objectives as applied to the target level for his position grade. His bonus and those for the other named executives were between 50% and 64% of the maximum possible had all corporate objectives been exceeded. Long-term awards granted in 1993 were based on the targets set under the same guidelines established by the Compensation Committee for all members of the management team. In establishing the overall compensation for Mr. DeCrane the Committee compared Texaco's performance with the twenty comparable companies operating in the same business environment, considering a range of performance factors including normalized earnings, return on capital employed, return on average stockholder's equity, total return to shareholders, net income per share, and worldwide reserve replacement. His total compensation was at the mid-range of compensation paid by these companies and reflected his success in meeting objectives and setting strategies for the longer range.


Mr. Kinnear continues as a director until his term ends with the holding of the 1994 Annual Meeting. He had previously agreed to serve as President and Chief Executive Officer until April 1, 1993, when he took normal retirement under the company's Group Retirement Plan, and thereafter not to compete with the company anywhere in the world, and also to make himself available to consult with the company when and if requested. In connection with the foregoing, the company awarded Mr. Kinnear a cash bonus for 1993 equal to one-half of what he would have otherwise been awarded had he occupied the position of President and CEO for the entire year. In addition, Mr. Kinnear was granted long-term awards as indicated in the compensation table for making himself available to the company, which has used his services in a number of instances since his retirement, and to recognize his long and dedicated service to the company.

In 1992, the Committee commissioned a second independent study of the company's executive compensation programs by a nationally-known compensation consulting firm different from the one which helped design the program in 1988. In connection with this further review the consultant was asked to answer four specific questions:

1. Is the overall reward program reasonable and are the individual pay elements that make up the total program also reasonable?

2. Are the risk/reward relationships in all of the variable pay elements appropriate and fair?

3. Are variable pay elements sufficiently responsive to changes in performance, both on the upside and downside?

4. Is the pay package sufficiently sensitive to shareholder interests and supportive of Texaco's strategic plan?

The Consultant answered: "Our examination of all the executive pay data covering several years for Texaco and its group of peer companies leads us to conclude that with respect to each of the specific questions posed by the Committee, Texaco's overall compensation program is designed and administered to achieve its objectives."

On December 20, 1993, the Internal Revenue Service issued proposed regulations pursuant to Internal Revenue Code section 162(m), which was added to the Code by the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the amount of compensation a corporation may deduct as a business expense. That limit, which applies to up to five executives individually, is $1 million per individual, per year, subject to certain specified exceptions. One of these exceptions is compensation which is "performance based." Because Texaco's incentive bonus and stock incentive plans are deemed to be performance-based under transitional rules contained in the proposed IRS regulations, all compensation payments in 1994 should be fully deductible. The company will review the final regulations and determine what, if any, action is appropriate in regard to deductibility of compensation payments in later years.

CONCLUSION

The Committee believes that the quality and motivation of all of Texaco's employees, including its managers, make a significant difference in the long-term performance of the company. The Committee also believes that compensation programs which reward performance that meets or exceeds high standards also benefit the stockholders, so long as there is an appropriate downside risk element to compensation when performance falls short of such standards and that the Committee has appropriate flexibility in administering the program to achieve the objectives of the program. The Committee is of the opinion that Texaco's management compensation programs meet these requirements, have contributed to the company's success, and are deserving of stockholder support.

                 Robert A. Beck                         Willard C. Butcher
                   Chairman

              Edmund M. Carpenter                      Charles H. Price, II

                             Thomas S. Vanderslice

     The following compensation information is furnished for service performed by the company's Chief Executive Officer, its former Chief Executive Officer and its four other most highly compensated executive officers for the three years indicated.

                           SUMMARY COMPENSATION TABLE


                                          ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                ---------------------------------------  ---------------------------------------
                                                                                   AWARDS
                                                                         --------------------------
                                                                                        SECURITIES     PAYOUTS
                                                            OTHER         RESTRICTED    UNDERLYING   -----------         ALL
NAME AND PRINCIPAL                                         ANNUAL            STOCK       OPTIONS/       LTIP            OTHER
     POSITION          YEAR     SALARY($)  BONUS($)   COMPENSATION($)(1) AWARDS($)(2)(3) SARS(#)(3) PAYOUTS($)(4) COMPENSATION($)(5)
- - -------------------  ---------  ---------  ---------  -----------------  -------------  ----------- ------------  -----------------
A.C. DeCrane, Jr.         1993    875,000    807,008         12,127           762,976       75,099       -0-             55,317
  Chairman of             1992    783,333    509,876         98,132           515,768       74,676    1,810,577          48,874
  the Board/CEO           1991    745,000    521,068        171,211           412,633       81,181       -0-             46,516
A.J. Krowe                1993    588,750    528,815          4,031           534,657       86,609       -0-            166,096
  Vice Chairman           1992    525,500    408,726          5,060           321,625       46,196       -0-            162,221
  and CFO                 1991    506,250    439,304          7,640           257,283       31,500       -0-             30,375
E.G. Yates                1993    490,570    397,478          4,628           333,404       67,012       -0-             32,296
  Senior Vice             1992    462,304    203,000         36,931           321,625       52,953      603,596          29,776
  President               1991    447,000    405,394         56,383           257,283       42,291       -0-             28,527
J.L. Dunlap               1993    383,333    216,966          2,055           206,029       36,038       -0-             25,817
  Senior Vice             1992    347,500    266,091         21,025           198,750       28,693      239,249          22,360
  President               1991    323,750    234,425         30,804           158,935       29,055       99,908          21,066
P.I. Bijur                1993    355,000    201,984          4,010           159,219       41,353       -0-             25,888
  Senior Vice             1992    326,667    189,005         24,356           153,594       24,786      327,615          21,444
  President               1991    308,083    183,035         41,323           102,471        8,575       -0-             20,292
J.W. Kinnear              1993    256,250    430,374         27,806         1,041,137      140,910      173,369         430,628
  President/CEO           1992  1,000,000    679,459        231,331           736,021      106,569    2,879,932          61,874
  Until April 1,          1991    942,500    694,096        345,581           588,896      115,679       -0-             58,437
  1993


- - ---------------

(1) Includes dividend equivalents on units awarded and reported in past years under long-term incentive plans which were discontinued in 1989 and under which final payments were made in 1993.

(2) Messrs. DeCrane, Krowe, Yates, Dunlap, Bijur and Kinnear have restricted shareholdings of 48,767; 29,290; 23,159; 15,290; 11,233 and 70,595 shares, respectively, as of December 31, 1993. The shares had a market value of $3,157,663; $1,896,528; $1,499,545; $990,028; $727,337 and $4,571,026,
    respectively, at December 31, 1993, based on a value of $64.75 per share. These share numbers and values include the 1993 award reported in the "Restricted Stock" column above. Dividends are paid on the restricted stock at the same time and rate as dividends paid to holders of unrestricted stock.

(3) In order to provide assurances to certain current and retired employees that they will be provided with the benefits to which they are entitled under the company's incentive plans, the company has obtained insurance on portions of the amounts against its failure to provide these benefits.

(4) Vesting of units awarded and reported in past years under long-term incentive plans which were discontinued in 1989 and under which final payments were made in 1993.

(5) Matching contributions to the Employees Thrift Plan as provided on the same basis for all employees. Mr. Krowe is entitled to Texaco retirement benefits commencing in July 1992, the month after he attained age 60, for the period October 1988 through June 1992, which are no less than he would have been entitled to under his previous employer's retirement plan, reduced by the amount actually received from that previous employer's plan. Included in the amounts shown for Mr. Krowe is $130,771 received pursuant to that arrangement in 1993. Mr. Kinnear's amount includes accrued vacation pay and payments made for service as a consultant.

                             OPTION GRANTS IN 1993

                                         INDIVIDUAL GRANTS
- - ----------------------------------------------------------------------------------------------------  GRANT DATE
                                                   NUMBER OF                                             VALUE
                                                  SECURITIES                                          -----------
                                                  UNDERLYING    % OF TOTAL    EXERCISE OR             GRANT DATE
                                                    OPTIONS       OPTIONS        BASE      EXPIRATION   PRESENT
NAME                                     DATE     GRANTED(#)      GRANTED     PRICE($/SH.)   DATE     VALUE $ **
- - -------------------------------------  ---------  -----------  -------------  -----------  ---------  -----------
A.C. DeCrane, Jr.                       06/25/93      59,900          3.87%      63.6875    06/25/03   $ 428,884
                                        10/01/93      15,199*         0.98%      67.8750    06/28/01     113,081
A.J. Krowe                              06/25/93      41,975          2.71%      63.6875    06/25/03     300,541
                                        04/07/93      10,225*         0.66%      64.9375    06/28/01      74,234
                                        04/07/93       8,065*         0.52%      64.9375    06/22/00      58,552
                                        04/07/93       3,500*         0.23%      64.9375    05/09/99      25,410
                                        10/01/93       1,715*         0.11%      67.8750    06/22/00      12,760
                                        10/07/93      11,739*         0.76%      68.5000    06/26/02      87,925
                                        10/07/93       9,390*         0.61%      68.5000    06/28/01      70,331
E.G. Yates                              06/25/93      26,175          1.69%      63.6875    06/25/03     187,413
                                        04/01/93      10,319*         0.67%      64.0000    06/28/01      74,090
                                        06/29/93      10,259*         0.66%      64.0625    06/28/01      73,352
                                        06/29/93       9,928*         0.64%      64.0625    06/26/02      70,985
                                        10/11/93       7,668*         0.50%      68.5625    06/22/00      57,203
                                        10/11/93       2,663*         0.17%      68.5625    06/26/02      19,866
J.L. Dunlap                             06/25/93      16,175          1.04%      63.6875    06/25/03     115,813
                                        06/28/93       6,363*         0.41%      63.6875    06/28/01      45,432
                                        10/04/93       7,576*         0.49%      68.5625    06/26/02      56,896
                                        10/04/93       5,924*         0.38%      68.5625    06/22/00      44,489
P.I. Bijur                              06/25/93      12,500          0.81%      63.6875    06/25/03      89,500
                                        04/07/93       7,515*         0.49%      64.9375    05/09/99      54,559
                                        04/07/93       7,456*         0.48%      64.9375    06/22/00      54,131
                                        04/07/93         828*         0.05%      64.9375    06/28/01       6,011
                                        10/11/93       7,154*         0.46%      68.5625    06/28/01      53,369
                                        10/11/93       5,900*         0.38%      68.5625    06/26/02      44,014
J.W. Kinnear                            01/22/93      89,850          5.80%      57.9375    01/22/03     586,721
                                        10/01/93      28,218*         1.82%      67.8750    06/26/02     209,942
                                        10/01/93      22,842*         1.47%      67.8750    06/28/01     169,944

- - ---------------

  * Restoration of options originally granted and reported in 1989, 1990, 1991 and 1992. All options include a restoration feature, by which options are granted to replace shares that are exchanged by participants as full or partial payment to the company of the purchase price of shares being acquired through the exercise of a stock option or withheld by the company in satisfaction of their tax withholding obligations. Additionally, all options, including restored options, are granted at an exercise price which is equal to the market price of the company's Common Stock on the day of grant. Therefore, restored options are issued at an exercise price which is at a higher price than the exercise price of the original grant. Options vest 50% after one year and are fully exercisable after two years. Restored options are fully exercisable after six months.

 ** In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: for all grants the option term is assumed to be three years, volatility at .2000, dividend yield of 5% and interest rates of
    4.05 to 4.42%. The real value of the options in this table depends upon the actual performance of the company's stock during the applicable period.

         AGGREGATED OPTION EXERCISES IN 1993 AND YEAR-END OPTION VALUES

                                                                      NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                         SHARES                      OPTIONS AT YEAR-END(#)*         AT YEAR-END($) **
                                       ACQUIRED ON      VALUE      ---------------------------  ---------------------------
NAME                                   EXERCISE(#)   REALIZED($)   EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
- - ------------------------------------  -------------  ------------  -----------  --------------  -----------  --------------
A.C. DeCrane, Jr.                           2,066     $  140,230      100,340        133,086     $  95,964    $    359,788
A.J. Krowe                                  4,227     $  284,921       38,005         93,906     $   7,320    $    185,949
E.G. Yates                                  2,496     $  164,063       52,416         65,593     $  23,639    $    169,162
J.L. Dunlap                                 1,720     $  115,924       28,426         51,762     $   8,338    $    129,724
P.I. Bijur                                  2,216     $  149,281       16,264         41,304     $     639    $     92,172
J.W. Kinnear                                5,789     $  392,928      113,068        223,860     $  37,735    $  1,035,938

- - ---------------
 * Includes options reported in the chart entitled "Option Grants in 1993". ** Based on year-end price of $64.75.

                               PERFORMANCE GRAPHS

     The two graphs on the following page compare the cumulative total shareholder return on Texaco's common stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Integrated International Oil Index during five-year and six-year periods. The measurement period in the first graph begins on December 31, 1988, and the second graph begins one year earlier on December 31, 1987. The second graph fully reflects the results of the extensive restructuring undertaken by the company in 1988.

                                FIVE-YEAR COMPARISON
                          CUMULATIVE RETURN TO SHAREHOLDERS
               (PRICE APPRECIATION AND THE REINVESTMENT OF DIVIDENDS)
                              TEXACO VS. S&P INDICIES


                                [PERFORMANCE GRAPH]







                                                                         TOTAL
                                                                        RETURN
                                                                        ANNUAL
                                                                        GROWTH
                  1988     1989     1990     1991     1992     1993      RATE
                -------   ------   ------   ------   ------   ------    ------
TEXACO          $100.00   141.86   153.43   163.50   168.08   191.31     13.9%
S&P 500         $100.00   131.59   127.49   166.17   178.81   196.75     14.5%
S&P 500 OILS    $100.00   134.82   144.19   166.21   170.39   204.34     15.4%




                                 SIX-YEAR COMPARISON
                          CUMULATIVE RETURN TO SHAREHOLDERS
               (PRICE APPRECIATION AND THE REINVESTMENT OF DIVIDENDS)
                              TEXACO VS. S&P INDICIES

                                [PERFORMANCE GRAPH]






                                                                         TOTAL
                                                                        RETURN
                                                                        ANNUAL
                                                                        GROWTH
                1987    1988    1989    1990    1991    1992    1993     RATE
              -------  ------  ------  ------  ------  ------  ------   ------
TEXACO        $100.00  143.84  204.05  220.68  235.17  241.75  275.18    18.4%
S&P 500       $100.00  116.50  153.30  148.52  193.58  208.31  229.20    14.8%
S&P 500 OILS  $100.00  119.41  160.99  172.18  198.47  203.47  244.01    16.0%



RETIREMENT PLAN

Over 18,200 employees of the company and its subsidiaries, including the 24 elected officers, are eligible to participate in the Retirement Plan. The plan is a qualified plan under the Internal Revenue Code, and provides benefits funded by company contributions. In addition, participants have the option of making contributions to the plan and receiving greater pension benefits. Contributions are paid to a Master Trustee and to insurance companies for investment.

For purposes of calculating pension benefits for the named executive officers, the plans recognize salary and bonus only and do not take into account other forms of compensation. For the named executive officers, salary and bonus for the last three years are shown in the salary and bonus columns of the Summary Compensation Table. Effective January 1, 1994, IRS regulations provide that covered remuneration cannot exceed $150,000 per year (as indexed for inflation) for purposes of this plan. The amount of an employee's pension is the greater of a benefit based upon a final pay formula (applicable in most cases), a career average formula, or a minimum retirement benefit.

                               PENSION PLAN TABLE

                                                     YEARS OF BENEFIT SERVICE
 COVERED REMUNERATION*      15         20         25         30          35           40           45
- - -----------------------  ---------------------------------------------------------------------------------
      $   100,000        $  22,500  $  30,000  $  37,050  $  44,050  $    51,050  $    58,050  $    65,050
          200,000           45,000     60,000     74,100     88,100      102,100      116,100      130,100
          400,000           90,000    120,000    148,200    176,200      204,200      232,200      260,200
          600,000          135,000    180,000    222,300    264,300      306,300      348,300      390,300
          800,000          180,000    240,000    296,400    352,400      408,400      464,400      520,400
        1,000,000          225,000    300,000    370,500    440,500      510,500      580,500      650,500
        1,200,000          270,000    360,000    444,600    528,600      612,600      696,600      780,600
        1,400,000          315,000    420,000    518,700    616,700      714,700      812,700      910,700
        1,600,000          360,000    480,000    592,800    704,800      816,800      928,800    1,040,800
        1,800,000          405,000    540,000    666,900    792,900      918,900    1,044,900    1,170,900
        2,000,000          450,000    600,000    741,000    881,000    1,021,000    1,161,000    1,301,000

- - ---------------

* 'Covered Remuneration' means the highest three-year average salary and bonus, if any, during the last ten years of employment. The years of benefit service for the following individuals are: Mr. DeCrane, 35; Mr. Dunlap, 31; Mr. Bijur, 27; Mr. Krowe, 5; and Mr. Yates, 38. With respect to the plan, annual pension benefits are based on the non-contributory final pay formula (up to 1.5% of final average pay times benefit service) and assume the participant retires at age 65 and has been a non-contributory member of the plan throughout the period of service. These amounts, however, do not reflect a reduction for Social Security benefits pursuant to the provisions of the plan. They do include those additional sums, if any, payable under a Supplemental Pension Plan to compensate those employees who have earned annual pension benefits payable under the plan but which are limited by Section 415 of the Internal Revenue Code.

STOCKHOLDER PROPOSALS

Stockholders may present proposals to be considered for inclusion in the 1995 Proxy Statement, provided they are received at the company's principal executive office no later than December 5, 1994, and are in compliance with applicable laws and Securities and Exchange Commission regulations.

OTHER BUSINESS

The management is not aware of any matters, other than those indicated above, that will be presented for action at the meeting. If other proper matters are introduced, the persons named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By order of the Board of Directors.

CARL B. DAVIDSON
Vice President and Secretary.

                                                                   April 4, 1994

[LOGO]

TEXACO INC.
2000 Westchester Avenue
White Plains, NY 10650

           THIS PROXY IS SOLICITED ON BEHALF FOR THE BOARD OF DIRECTORS

J. Brademas, A.C. DeCrane, Jr., T.S. Murphy, C.H. Price, II, and each of them, as proxies, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all Common Stock of Texaco Inc. held of record by the undersigned on March 15, 1994, at the Annual Meeting of Stockholders to be held at 10:00 A.M., on May 10, 1994, at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado 80237.

             ACCOUNT NO.                                  PROXY NO.
             -----------                                  ---------






                                                             CUSIP 881694 10 3
                                                             SEE REVERSE SIDE
PLEASE SIGN, DATE
   AND RETURN       _________________________________________ Date _______,1994
                    (Sign exactly as name appears, indicating position or representative capacity, where applicable)

Please specify your choices by clearly marking the appropriate boxes. Unless specified, this proxy will be voted FOR Items 1 and 2, AGAINST Items 3, 4 and 5, and will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2

1. ELECTION OF DIRECTORS FOR A THREE YEAR TERM:                      / / FOR all listed nominees
   Nominees are:  R.A. Beck, W.C. Butcher, E.M. Carpenter,           / / WITHHOLD vote for all listed  nominees
                  F.G. Jenifer, T.A. Vanderslice                     / / WITHHOLD vote only from ______________
                                                                     __________________________________________

                                                                      FOR    AGAINST    ABSTAIN
2. APPROVAL OF ARTHUR ANDERSEN & CO. AS AUDITORS FOR THE YEAR 1994    / /      / /        / /

DIRECTORS RECOMMEND A VOTE AGAINST ITEMS 3, 4 AND 5

                                                                      FOR    AGAINST    ABSTAIN
3. STOCKHOLDER PROPOSAL RELATING TO CLASSIFICATION OF DIRECTORS       / /      / /        / /
4. STOCKHOLDER PROPOSAL RELATING TO EMPLOYMENT OPPORTUNITY            / /      / /        / /
5. STOCKHOLDER PROPOSAL RELATING TO EXECUTIVE COMPENSATION            / /      / /        / /

PLEASE REQUEST TICKETS IF YOU PLAN TO ATTEND THE MEETING.

Because of limited seating, it may be necessary to limit       SEND TICKETS FOR
admission to only those stockholders and family members        stockholder   / /
who have requested and received advance admission tickets.     stockholder &
If you plan to attend, check one of the boxes at right         family member / /
and promptly return this card. Tickets will be mailed to you.